Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction
Rudolph Technologies Europe, B.V.	Netherlands
Rudolph Technologies Japan KK	Japan
August Technology Corporation	Minnesota
Mariner Acquisition Company LLC	Delaware